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                                                       For Further Information,
                                                                Please Contact:
                                                               Philip L. Thomas
                                                    The P.L. Thomas Group, Inc.
                                                                   312/906-8060



                 ULTRAFEM ANNOUNCES SENIOR MANAGEMENT CHANGES

   NEW YORK, NY, JANUARY 28, 1998 -- The Board of Directors of Ultrafem, Inc. (Nasdaq:UFEM) announced the termination of the Company's employment arrangements with John Andersen, Chief Executive Officer and President, and Audrey Contente, Executive Vice President. The Board has begun a search for a new Chief Executive Officer and President. Pending the appointment of a new Chief Executive Officer, the Company has established the Office of the Chief Executive consisting of Dori M. Reap, Senior Vice President Finance, and Tonya G. Hinch, Senior Vice President Marketing and Sales, according to Joy
V. Jones who has been named as Chairperson of the Board of Directors.

Ms. Jones said, "The Board has initiated this restructuring to facilitate the Company's efforts with respect to a financing and other alternatives, including the potential sale of the Company, its individual assets or distribution rights." The Board also formed an Executive Committee consisting of Richard A. Cone, Joy V. Jones, Martin Nussbaum and Charles D. Peebler, Jr. Further, Mr. Andersen and Ms. Contente will remain Directors of the Company.

Ultrafem is a women's health care company. The Company's business strategy is to develop, manufacture and market proprietary products based on its patented SoftCup-Registered Trademark- Technology directed at high potential, underserved segments of the women's health care market. The Company completed an initial public offering in February 1996 and a secondary financing in November 1996 to support the launch of its first commercial product, INSTEAD-Registered Trademark-.

The statements contained in this release which are not historical facts are forward-looking statements that involve risks and uncertainties. Such risks include, but are not limited to, the changing priorities of customers, other marketing risks, potential competitive response, and the need for additional financing to successfully market and distribute INSTEAD-Registered Trademark-as well as for unforeseen risks, among other factors affecting the business which are described in the Company's filings with the Securities and Exchange Commission. Management wishes to caution the reader that any forward-looking statements are only predictions; actual events or results may differ materially as a result of risks facing the Company.

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